SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                         Commission File Number 0-10122
                                                -------

                              MAGMA COPPER COMPANY
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             (Exact name of registrant as specified in its charter)
                       7400 North Oracle Road, Suite 200
                             Tucson, Arizona 85704
                                 (520) 575-5600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 Par Value
                  Common Stock Warrants, $8.50 Exercise Price
            5 5/8% Cumulative Convertible Preferred Stock, Series D
              6% Cumulative Convertible Preferred Stock, Series E
             11 1/2% Senior Subordinated Notes Due January 15, 2002
              12% Senior Subordinated Notes Due December 15, 2001
                8.7% Senior Subordinated Notes Due May 15, 2005
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           (Title of each class of securities covered by this Form)*

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(ii)         [ ]
     Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)          [ ]
     Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)         [ ]
     Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6                   [ ]
     Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice date:

        Common Stock, $.01 Par Value                                    1
                                                                  --------------
        Common Stock Warrants, $8.50 Exercise Price                     0
                                                                  --------------
        5 5/8% Cumulative Convertible Preferred Stock, Series D         0
                                                                  --------------
        6% Cumulative Convertible Preferred Stock, Series E             0
                                                                  --------------
        11 1/2% Senior Subordinated Notes Due January 15, 2002         54
                                                                  --------------
        12% Senior Subordinated Notes Due December 15, 2001            59
                                                                  --------------
        8.7% Senior Subordinated Notes Due May 15, 2005                31
                                                                  --------------

*This Form also covers Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock, Common Stock Warrants, Debt Securities, Debt Warrants and any other securities registered under the Securities Act of 1933 and remaining unissued. Post-effective amendments will be filed to terminate all registration statements of Magma Copper Company remaining effective under the Securities Act of 1933.

Pursuant to the requirements of the Securities Exchange Act of 1934, MAGMA COPPER COMPANY has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    January 22, 1996                  By:  /s/Douglas J. Purdom
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                                           Name:   Douglas J. Purdom
                                              ----------------------------------
                                           Title:  Vice-President and
                                              ----------------------------------
                                                   Chief Financial Officer
                                              ----------------------------------